Exhibit 10.6

TAX INDEMNITY AGREEMENT

THIS TAX INDEMNITY AGREEMENT (the “Agreement”) is made and entered into between Technical Consumer Products, Inc., a Delaware corporation (the “Company”), and each of the other signatories hereto (individually, a “Shareholder”, and collectively, the “Shareholders”).

WHEREAS, the Company had elected to be treated as an S Corporation within the meaning of Sections 1361 and 1362 of the Internal Revenue Code of 1986, as amended (the “Code”), for Federal income tax purposes (the “S Election”);

WHEREAS, the Company’s S Election was terminated for Federal income tax purposes effective as of December 31, 2010; and

WHEREAS, on December 31, 2010 the Shareholders each owned the number of shares of common stock of the Company set forth on Exhibit A, attached hereto, and collectively owned all of the outstanding common stock of the Company.

NOW THEREFORE, the parties mutually agree and covenant as follows:

1. After the date of this Agreement, the Company shall promptly notify the Shareholders of the commencement of any tax audit or other administrative or judicial proceeding affecting the Company with respect to any Federal, state or local income tax return for a taxable year in which the Company was an S corporation for Federal or applicable state or local income tax purposes (an “S Corporation Return”). The Company shall provide the Shareholders an opportunity to participate in any such tax audit or proceeding at their own expense.

2. (a) If an audit examination of any S Corporation Return by the Internal Revenue Service or a state or local taxing authority (each, a “Tax Authority”) results in any adjustment (“Changes”), the effect of which is to decrease deductions, losses or tax credits or increase income, gains or recapture of tax credits reflected on an S Corporation Return, the Company shall notify the Shareholders and provide them with all necessary information relating to the Changes.

(b) Within one hundred twenty (120) days after the date of a “determination” (within the meaning of Section 1377(b)(2) of the Code and Treasury Regulations Section 1.1377-2(c)(1) and (d)) with respect to any Changes, the Company shall make a cash payment to each Shareholder in an amount equal to the additional Federal, state and local income taxes payable by each such Shareholder as a result of such Changes, together with an amount equal to any interest, penalties or additions to tax incurred or estimated to be incurred by them as a result of such Changes, less any estimated reduction in Federal, state or local income taxes of each such Shareholder for a subsequent year while the S Election was still in effect (the net amount of such additional taxes, interest, penalties and additions to tax with respect to each such Shareholder, the “Tax Detriment”). The amount of the Tax Detriment for each Shareholder shall be determined by the Company in good faith, and shall be binding and conclusive on the parties. The parties agree to treat any such payment as a distribution during a “post-termination transition period” (within the meaning of Section 1377(b)(1)(B) of the Code) to the extent permitted by law. To the extent that any such payment is taxable to a Shareholder by reason of such payment exceeding the limitation set forth in Section 1377(b)(3)(B) of the Code, then the amount of such payment shall be “grossed up” such that each Shareholder receives a net amount, after payment of any Federal, state or local income taxes resulting from such payment, equal to such Shareholder’s Tax Detriment.

(c) For purposes of calculating the income taxes payable by the Shareholders, the Shareholders shall be deemed taxable at the highest combined effective Federal, state, and local income tax rate for an individual residing in [Cleveland], Ohio in effect for the taxable year at issue, taking into account the deductibility of state and local income taxes for Federal income tax purposes.

(d) The Shareholders agree to treat, with respect to their own tax returns, any Changes that are the subject of a “determination” (within the meaning of Section 1377(b)(2) of the Code and Treasury Regulation Section 1.1377-2(c)(1) and (d)) in a manner consistent with such “determination”.

3. The Company and the Shareholders shall cooperate fully with each other in connection with any tax audit or other administrative or judicial proceeding with respect to an S Corporation Return.

4. This Agreement may be executed in multiple, identical counterparts, all of which when taken together shall constitute one document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 30 day of November, 2011.

Technical Consumer Products, Inc.

By:	/s/ Ellis Yan

Its:	CEO

/s/ Ellis Yan
Ellis Yan

The Lillian Yan Irrevocable Stock Trust

By:	/s/ Valarie L. Cambell
Valarie L. Campbell
Its: Trustee

By:	/s/ Ira Kaplan
Ira Kaplan
Its: Trustee

EXHIBIT A

Name of Shareholder	Number of Shares of Common Stock Owed as of 12/31/10

Ellis Yan	110 Shares of Class A Voting Common Stock

The Lillian Yan Irrevocable Stock Trust	40 Shares of Class B Non-Voting Common Stock